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                                                            PART II - EXHIBIT 15
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May 14, 2003

Securities and Exchange Commission
450 5th Street, N.W.
Attention: Filing Desk, Stop 1-4
Washington, D.C.  20549-1004

Re: Fortune Brands, Inc.


         We are aware that our report dated April 15, 2003 on our review of interim financial information of Fortune Brands, Inc. and Subsidiaries for the three month period ended March 31, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in
(a) the Registration Statement on Form S-8 (Registration No. 333-87260) relating to the 2002 Non-Employee Director Stock Option Plan, the Registration Statement on Form S-8 (Registration No. 333-103734) relating to the Fortune Brands Retirement Savings Plan, the Registration Statement on Form S-8 (Registration No. 333-103736) relating to the Fortune Brands Hourly Employee Retirement Savings Plan, the Registration Statement on Form S-8 (Registration No. 33-58865) relating to the 1990 Long-Term Incentive Plan of Fortune Brands, Inc., the Registration Statement on Form S-8 (Registration No. 333-95909) relating to the 1999 Long-Term Incentive Plan of Fortune Brands, Inc., the Registration Statement on Form S-8 (Registration No. 333-103735) relating to the Fortune Brands, Inc. Non-Employee Director Stock Option Plan, the Registration Statement on Form S-8 (Registration No. 333-103735) relating to the Future Brands LLC Retirement Savings Plan, and the prospectuses related thereto, and (b) the Registration Statements on Form S-3 (Registration Nos. 33-50832 and 333-76371) of Fortune Brands, Inc.




                                                     Very truly yours,



                                                     PricewaterhouseCoopers LLP


Chicago, IL 60606




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